Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Cumulus Media Inc.:
     We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-68487, 333-58969, 333-62538, 333-62542 and 333-118047), Form S-3 (Nos. 333-94323 and 333-83980) and Form S-4 (Nos. 333-90990 and 333-113337) of Cumulus Media Inc. and subsidiaries (the Company) of our reports dated March 16, 2007 with respect to the consolidated balance sheets of Cumulus Media Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Cumulus Media Inc.
     Our report dated March 16, 2007, on the consolidated balance sheets of the Company as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three year period ended December 31, 2006, refers to the Company’s adoption of Financial Accounting Standards No. 123R, “Shared Based Payment,” effective January 1, 2006.
     Our report dated March 16, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2006 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the Company did not maintain sufficient, adequately trained personnel in its corporate accounting function. As a result, the Company personnel were unable to effectively analyze, and management was unable to effectively review, accounting matters related to income taxes and other accounts and disclosures.
/s/ KPMG LLP
Atlanta, Georgia
March 16, 2007